UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

December 18, 2008
Date of Report (Date of earliest event reported)

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

31-1705310
(IRS Employer Identification No.)

680 Second Street, Suite 200
San Francisco, CA 94107

(415) 829-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

On December 17, 2008, ECO2 Plastics, Inc. (the “Company”) received total commitments for $3.4 million in the form of a convertible secured bridge loan (the “Loan”) provided by certain investors, (the “Investors”). The Loan is secured by all assets of the Company.  Pursuant to the Loan, the Investors received common stock purchase warrants (the “Warrants”) to purchase an aggregate of 113,333,220 shares of the Company’s common stock at an exercise price of $0.015 per share.  The Warrants are exercisable at any time prior to April 14, 2015.

Several of the Investors have previously invested in the Company.  Trident Capital has a representative on the Board of Directors of the Company, Tom Hutton is currently a member of the Board of Directors, and Rodney Rougelot is the CEO of the Company.

The Loan was obtained as part of a total bridge financing of $3.4 million from certain accredited investors to be made pursuant to the terms of a note and warrant purchase agreement, (the “Financing”).

The purpose of the Financing are to fund the ordinary course working capital needs of the Company.  None of the proceeds of the Loans will be used to reduce or retire any existing debt of the Company (other than for trade payables).

Additionally, in connection with the December 17, 2008 closing, certain investors in the Company received a Convertible Note and Warrant Purchase Agreement (“Purchase Agreement”) containing certain representations and warranties made by the Company in respect to Company obligations, including the use of proceeds from the financing.  A copy of the Purchase Agreement is attached hereto as Exhibit 10.1.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

In connection with the Financing mentioned above, on December 17, 2008, the Company became obligated on a direct financial obligation in the total amount of $3.4 million.  The Loan accrues interest at a rate of 8% per annum and is due and payable on demand at any time on or after December 17, 2011.  Under the terms of the Loan, the principal amount of and accrued, unpaid interest on the Loan is convertible into certain preferred stock or certain other equity securities of the Company.

Item 1.01 is incorporated herein by reference.

Item 3.02           Unregistered Sales of Equity Securities

On December 17, 2008, pursuant to the Loan discussed above, the Investors received Warrants to purchase an aggregate of 113,333,220 shares of the common stock at an exercise price of $0.015.   The Warrants were issued pursuant to Rule 506 of the Securities Act of 1933.

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 16, 2008, David M. Otto resigned as director of the Company, effective December 17, 2008.  Mr. Otto will continue to serve as the Company’s legal counsel with his firm The Otto Law Group, PLLC, of which he is the principal.

On December 16, 2008, Alex Millar was appointed as director of the Company, effective December 17, 2008.  Mr. Millar will continue to serve as a director and shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Mr. Millar is a member of the founding team of Peninsula Packaging, LLC, a privately held integrated manufacturer of polyethylene terephthalate (PETE) food and industrial packaging products.  Since July 2002, Mr. Millar has served as the Managing Director of Peninsula Packaging, LLC.  In March 2000, Mr. Millar founded Bluefish Ventures (“Bluefish”), an early stage venture capital fund focused on developing new technologies.  He has also served as the General Partner of Bluefish since March 2000.  Prior to founding Bluefish, Mr. Millar worked as an investment banker with the firm Donaldson, Lufkin & Jenrette.

In October 2008, Mr. Millar joined the Board of Directors of Pitchbook, an independent and impartial research firm dedicated to providing premium data, news and analysis to the private equity industry.  In July of 2004, Mr. Millar joined LiveVox as Chairman of the Board of Directors.  LiveVox is the leading on-demand, integrated voice applications solution for contact centers.  Since February 2001, Mr. Millar has served on the Board of Directors of Vivaro Corporation.  Vivaro offers prepaid telecommunications and international money transfer services targeting the Hispanic community.   In addition, Mr. Millar serves as an advisor to Wedding Book, an online service bringing transparency to the local wedding vendor marketplace.

Mr. Millar earned a Bachelors of Applied Science from the Moore School of Engineering at the University of Pennsylvania in 1997 and a Bachelors of Science in Economics from the Wharton School of Business in 1997.

Mr. Millar is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company.  Mr. Millar is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

Item 9.01           Financial Statements and Exhibits.

(c) Exhibits.

10.1           Copy of Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO2PLASTICS, INC.
(Registrant)

Date: December 23, 2008

/s/ Rodney S. Rougelot
Rodney S. Rougelot, CEO